SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 21, 2005

AXONYX INC.

(Exact name of Registrant as Specified in its Charter)

Nevada	000-25571	86-0883978
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

500 Seventh Avenue, 10th Floor, New York, New York 10018

(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code (212) 645-7704

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-2 under the Exchange Act (17 CFR 240.14a-2)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On December 21, 2005, Axonyx Inc. (the “Company”) received notice from The Nasdaq Stock Market, Inc. (“Nasdaq”) that the minimum bid price of the Company’s common stock had fallen below $1.00 for 30 consecutive business days and that the Company was therefore not in compliance with Nasdaq Marketplace Rule 4310(c)(4).

In accordance with section 4310(c)(8) of the Nasdaq Marketplace Rules, the Company has until June 19, 2006, (180 calendar days from December 21, 2005) to regain compliance. No assurance can be given that the Company will regain compliance during that period.

The Company can regain compliance with the minimum bid price rule if the bid price of its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the initial 180-day period, although Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the Company has demonstrated the ability to maintain long-term compliance. If compliance is not achieved by June 19, 2006, the Company will be eligible for an additional 180-day compliance period if it meets the Nasdaq SmallCap Market initial listing criteria as set forth in Nasdaq Marketplace Rule 4310(c) other than the minimum bid price requirement. No assurance can be given that the Company will be eligible for the additional 180-day compliance period or, if applicable, that it will regain compliance during any additional compliance period. If the Company is not eligible for an additional compliance period, or does not regain compliance during any additional compliance period, Nasdaq will provide written notice to the Company that its securities will be delisted. At such time, the Company would be able to appeal the delisting determination to a Nasdaq Listing Qualifications Panel.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22nd day of December, 2005.

AXONYX INC.

By:	/s/ S. Colin Neill

 Name: S. Colin Neill

 Title: Chief Financial Officer